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                                                                                         EXHIBIT 12


                                            EOG RESOURCES, INC.
                       Computation of Ratio of Earnings to Fixed Charges and Combined Fixed
                                     Charges and Preferred Dividends
                                             (In Thousands)
                                              (Unaudited)



                                                                        Year Ended December 31,
---------------------------------------------------------------------------------------------------------------
                                                        2001       2000        1999         1998       1997
---------------------------------------------------------------------------------------------------------------
EARNINGS AVAILABLE FOR
FIXED CHARGES:
Net Income                                          $ 398,616    $ 396,931   $ 569,094   $  56,171   $ 121,970
Less:  Capitalized Interest Expense                    (8,646)      (6,708)    (10,594)    (12,711)    (13,706)
Add:  Fixed Charges                                    60,468       72,833      77,837      66,982      47,108
Income Tax Provision (Benefit)                        232,829      236,626      (1,382)      4,111      41,500
                                                    ---------    ---------   ---------   ---------   ---------
EARNINGS AVAILABLE                                  $ 683,267    $ 699,682   $ 634,955   $ 114,553   $ 196,872
                                                    =========    =========   =========   =========   =========


FIXED CHARGES:
Interest Expense                                    $  45,110    $  61,006   $  61,819   $  48,463   $  27,369
Capitalized Interest                                    8,646        6,708      10,594      12,711      13,706
Rental Expense Representative of Interest Factor        6,712        5,119       5,424       5,808       6,033
                                                    ---------    ---------   ---------   ---------   ---------
TOTAL FIXED CHARGES                                    60,468       72,833      77,837      66,982      47,108
Preferred Dividends on a Pre-tax Basis                 17,416       17,602         660         -           -
                                                    ---------    ---------   ---------   ---------   ---------
COMBINED TOTAL FIXED CHARGES AND
 PREFERRED DIVIDENDS                                $  77,884    $  90,435   $  78,497   $  66,982   $  47,108
                                                    =========    =========   =========   =========   =========

RATIO OF EARNINGS TO
FIXED CHARGES                                           11.30         9.61        8.16        1.71        4.18

RATIO OF EARNINGS TO
COMBINED FIXED CHARGES
AND PREFERRED DIVIDENDS                                  8.77         7.74        8.09        1.71        4.18

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